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                                                                  Exhibit 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SyQuest Technology, Inc. for the registration of a presently indeterminable number of shares of its common stock and to the incorporation by reference therein of our report dated December 11, 1996, except for Note 1, "Basis of Presentation" paragraph 6, as to which the date is June 27, 1997, with respect to the 1996 and 1995 consolidated financial statements of SyQuest Technology, Inc. included in its Current Report (Form 8-K) dated August 5, 1998, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP

San Jose, California
October 5, 1998